UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2014

CORTEX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16467	33-0303583
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

126 Valley Road, Suite C Glen Rock, New Jersey	07452
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 444-4947

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Repayment of Promissory Notes

On March 20, 2014, Cortex Pharmaceuticals, Inc. (the “Company”) repaid loans to the Company, pursuant to certain promissory notes issued incrementally over the past several months aggregating a principal amount of $150,000. The nominal amount of interest in respect to such notes has not been paid to date; the Company anticipates paying such interest. The loans were made by the Arnold Lippa Family Trust of 2007, an affiliate of Dr. Arnold S. Lippa, the Company’s Chairman and Chief Executive Officer.

Item 8.01 Other Events.

The Company has recently executed settlement agreements with four former executives that resulted in the settlement of potential claims totaling approximately $1,336,000 for a total of approximately $118,000 in cash, plus the issuance of options to purchase 4,300,000 shares of common stock exercisable at $0.04 per share for periods ranging from five to ten years.  In the case of two of these former executives, the Company also agreed to formalize the issuance of options to purchase 5,166,668 shares of common stock exercisable at $0.06 per share that had previously been reported as issued on Form 4s in August 2012, but that the former executives claimed they had never received.  These settlements resulted in an aggregate reduction in the cash liabilities of the Company of approximately $1,218,000. In addition to other provisions, the settlement agreements include mutual releases. The Company continues to explore ways to reduce its indebtedness, and might in the future enter additional settlements of potential claims, including, without limitation, those by other former executives or third party creditors.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2014	CORTEX PHARMACEUTICALS, INC.

	By:	/s/ Arnold S. Lippa
Arnold S. Lippa President and Chief Executive Officer